EXHIBIT 10.45

First Amendment to Employment Agreement of James A. Brock

RECITALS

WHEREAS, CONSOL Energy, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) dated as of February 15, 2018 with James A. Brock (the “Executive”);

WHEREAS the Company wishes to ensure the Executive’s continued employment beyond the initial Term in the Agreement through the provision of additional compensation in the form of certain retention payments and other compensation and benefits;

WHEREAS, the Agreement by its terms under Section 9.02 may be amended by written agreement between the Executive and the Company; and

WHEREAS, the Executive is willing to commit himself to continue to serve the Company on the terms and subject to the conditions set forth in this First Amendment to the Employment Agreement (the “First Amendment”);

NOW THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.	Section 4.01. Base Salary and Retention Payments. Section 4.01 of the Agreement shall be amended in its entirety to read as follows:

(i)

The Executive’s annual base salary (the “Base Salary”) will be set from time to time by the Board. The Base Salary will be payable in accordance with the normal payroll practices of the Company. Effective as of January 1, 2021, the Executive’s Base Salary will be $1,000,000 per annum, and will be reviewed periodically by the Board or the Compensation Committee of the Board from time to time to ensure that such Base Salary is competitive; provided, however, that the Executive’s Base Salary may not be reduced during the Employment Period or any renewal thereof pursuant to Section 5.01.

(ii)

The Executive shall be eligible to receive a retention payment conditioned upon his continued employment as follows: If the Executive continues to be (x) employed with the Company through December 31, 2021, the Company shall pay the Executive a cash lump sum payment equal to $1,000,000 no later than (30) days following December 31, 2021(the “First Retention Payment”); and (y) employed by the Company through December 31, 2022, the Company shall pay the Executive a cash lump sum payment equal to $1,000,000 no later than thirty (30) days following December 31, 2022 (the “Second Retention Payment”).

(iii)

Notwithstanding any provision in the Employment Agreement to the contrary, the Company shall accelerate the payment of the $1,000,000 retention payment to the Executive in the event of his (x) involuntary termination of employment absent Cause (whether or not related to a Change in Control), (y) death or (z) Permanent Disability if the termination event occurs prior to December 31,2021 with respect to the First Retention, or if the termination event occurs prior to December 31, 2022 with respect to the Second Retention Payment. Each such payment shall be made no later than sixty (60) days following the Executive’s Termination Date.

2.) Section 5.02. Termination Without Cause Absent a Change in Control. Subsections (ii) and (vii) of Section 5.02 shall be amended to read as follows:

(ii)	an amount equal to two (2) times the Base Salary and Target Bonus;

(vii)	Medical benefits shall be as provided in Section 5.6 below;

The remaining provisions of Section 5.02 shall remain in effect under the terms of the Agreement.

3.) Section 5.06. Medical Benefits. Section 5.06 is amended and restated in its entirety to read as follows:

Section 5.06. Medical Benefits. If the Employment Period is terminated as a result of a termination of employment as specified in Section 5.02, the Company shall pay the Executive a lump sum cash payment within thirty (30) days following the Executive’s Date of Termination equal to the cost of the Executive (and his dependents’) health coverage for the a period of eighteen (18) months based on the monthly COBRA cost of such coverage under the Company’s health plan on the Date of Termination. The Executive may use this lump sum amount to elect and pay for any COBRA continuation coverage and continue to participate in all Company medical, dental and vision insurance plans in which the Executive (and his dependents) were participating on the Date of Termination for a period of eighteen (18) months. During this eighteen (18) period, the Executive shall be entitled to benefits on substantially the same basis and cost as would have been provided had the Executive not separated from service. If the Executive chooses to continue to participate in the Company’s medical, dental and vision plans, the COBRA eighteen (18) month period for such coverage shall run concurrent with the continuation period federally mandated by COBRA. For purposes of this Agreement, “COBRA” shall mean the continuation period for medical and dental insurance to be provided under the terms of this Agreement which shall commence on the first day of the calendar month following the month in which the Date of Termination falls and generally shall continue for an eighteen (18) month period, unless otherwise provided for under COBRA.

4.) Miscellaneous. All other provisions of the Agreement shall remain in full force and effect, with this Amendment shall be effective as of February 10, 2021, unless otherwise provided herein.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment on February 10, 2021.

CCONSOL Energy Inc

By:

        /s/ Martha A. Wiegand

Martha A. Wiegand

General Counsel

/s/ James A. Brock

James A. Brock